Exhibit 99.4

Host America Realigns Office Facility in Carrollton, TX

Wal-Mart Electronic Components Roll-Out Continues

HAMDEN, CT, October 20, 2004 Host America Corporation (NASDAQ: CAFE) announced today that it has realigned its energy management division.  In a move designed to focus on the sales and installation of its ENS energy saving product line, the Company signed a Merger Agreement with RS Services, an electrical and energy management contractor.  “RS Services brings years of experience, trained electronic specialists, and an impressive customer network to Host.  Their contacts and expertise will provide a tremendous platform to sell and install ENS energy saving products”, according to Geoffrey Ramsey, CEO.  The energy management division will be called RS Services, replacing its former name of ‘GlobalNet Energy Investors’.

“Our new energy management division is making great strides in its realignment plan and is adding installation personnel to RS Services.  In an ongoing joint venture, RS Services is installing Cutler-Hammer electrical products in a number of Wal-Mart stores in the Southwest” continued Mr. Ramsey.

In the press release of October 13, 2004, the Company reported the installation of an ENS LightMaster Plus into an existing florescent lighting system.  With the installation taking only few hours to complete, the super store immediately received and continues to receive a 13% electrical savings on this florescent system, while maintaining the same light intensity.

As a full service company, RS Services also specializes in state-of-the-art technologies such as Thermographic Imaging, UL Listing, Electrical Testing Lab, Refrigeration and HVAC.   Much of this work is accomplished with the Company’s staff of electricians, EMS technicians, BISCI certified RCDD design engineers and others.

Host America Corporation has two major divisions; energy and food management.  The company employs approximately 400 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected processing for and sales of products related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Mark Miller, East West Network Group (770) 436 - 7429 for Host America